July 10, 2002

Mr. Robert Horton, President and CEO
Mr. Carter Dye, Manager
Alchemix Corporation
8 Sundial Circle
Carefree, Arizona 85377

Recitation of potential general terms of joint venture between Alchemix
Technologies ("AC") and Environmental Strategies and Technologies
International Inc. ("ESTI")

Dear Mr. Horton:

The following sets forth the principal points on which ESTI would be willing to pursue a proposed Joint Venture with AC. This is not an agreement or an agreement to make an agreement and is not intended to be a document upon which either party may place reliance. It is simply put forth to serve as a recitation of ideas to focus our subsequent discussions as we continue to move closer to an agreement on terms. The Joint Venture we are considering would have as its ultimate objective the conversion of bio-mass (garbage, waste products, tires, etc.) to a commodity such as hydrogen, syngas and electricity. This Joint
Venture referenced herein applies specifically to a particular site in
California. This site is an existing, permitted landfill in the Los Angeles basin. It has state of the art separation of metals and glass from the municipal waste and turns the waste into a "salad", (which is currently being used as a mulch) which would be used as a carbon source for AC. There also is a permitted boiler on site that can utilize the hydrogen or syngas to create electricity, which would go directly into the grid (permitted power station). It is the intent of ESTI to build a modest size plant that is commercial but does not have the economies of scale of a larger plant. This site allows us the value of a commercial demonstration with start up costs greatly reduced due to the infrastructure already in place. This would lay the groundwork for approaching a project such as Fresh Kills on Staten Island, NY.

1.      ESTI would establish a new corporation that would be a wholly owned subsidiary of ESTI. The new subsidiary name would be "Bio-mass Remediation Inc."
("BRI"). BRI shall be incorporated in a jurisdiction with the most favorable terms as determined by ESTI.

2.      AC will be responsible for all Project Management associated with the
Joint Venture. This would include managing all accounts receivable, unbilled work in process, vehicles, field and office supplies, real estate, equipment, computers and software, fixtures, goodwill, restrictive covenants, inventory, customer contract rights, customer lists, trade and service marks, records, selling materials, specified employment contracts or covenants, specified leases and supply contracts, trade and business names, copyrights, patents and proprietary information and specified vendor contract rights.

3.       AC will be responsible for delivery of Project Management, schedule delivery of project, engineering reports and proof of concept. AC shall perform all functions regarding the delivery of a commercially viable operation from the management to the delivery of an end product. It shall be understood that AC
"know how" will be provided.

4.       ESTI shall be responsible for funding 100% of the capital and operating costs of the project, including but not limited to reimbursement of any early stage operational costs. The Term Sheet of the funding schedule shall be provided within forty-five days from the execution of this document. It is understood the funding shall be provided for the Joint Venture in three stages.
The first stage of funding shall be for the due diligence and the preparation of the operational plan, test data, and economics which amount shall not to exceed
$1,000,000. The second stage of funding shall be for the delivery of a Draw
Schedule, beginning no later than ninety (90) days after the completion of the first stage, and shall be for the sum of no greater than $3,000,000, used for, but not limited to, detailed engineering and project supervision. The final stage shall be an amount determined and agreed upon from an assessment of the first two stages. It is estimated the amount of funding for the third stage shall be approximately $25,000,000. It is estimated that the construction time to full operation and cash flow is eighteen (18) months.

5.       AC shall grant a limited license for additional specific projects, which will be performance based (demonstrate funding ability) for a period of five years to ESTI. This License shall be for bio-mass remediation, and an option to use other products of AC as they apply to Bio-mass remediation, when opportunities may arise. The License shall identify AC's 4 patents and 96 claims of invention. In order to maintain the limited license rights, ESTI will agree to facilitate the capital and operating costs of at least one new, full-scale plant each year pending economic condition and profitability can be achieved.
ESTI agrees to find/sell at least one new, full-scale project each year, in order to maintain the limited License rights.

6.       AC shall identify a proof of concept project in California within thirty (30) days of the execution of this document (see above, to be formally described). It is estimated that the project, sized as such, is expected to generate revenues of approximately $4,000,000-$5,000,000 annually. AC's revenue projections must be "firmed up" after the first stage of funding. It is anticipated that upon completion and successful operation of the plant in
California, full-scale plants will be constructed. The cost of a full-scale plant is projected to be $273 million. The revenue from a plant of this magnitude, due primarily to economy of scale, could generate net revenues of
$250 million per year.

7.       The Joint Venture shall utilize AC's permanent consulting and product testing staff and support staff in order to give effect to the business activities of the parties hereto. ESTI shall make available its necessary personnel to achieve the objectives of the Joint Venture.

8.       AC shall fully disclose all current or known potential claims or occurrences that might result in claims against AC, the Business Assets or ESTI or the Joint Venture contemplated herein. AC will retain liability for all acts, omissions or contractual performance of AC and its officers, employees, agents, subcontractors and others for whose acts, etc. it may be responsible, both professional and general, prior to closing and will indemnify ESTI against any liability, cost or expense (including reasonable attorney fees and defense costs) as a result of legal action related to such act or omission (including the reasonable settlement of such action) or as a result of payments ESTI must make or action it must take to preserve a customer relationship as a result of such act, omission or contractual performance. The above shall apply to ESTI as well.

9.       The closing of this transaction will be subject to ESTI's satisfactory findings from its due diligence investigation.

10.      AC will afford ESTI and its accountants and attorneys reasonable access to AC's operations and records to enable ESTI to perform reasonable due diligence investigations.

11.      Each party will bear its own expenses in connection with the closing of this proposed Joint Venture.

As stated above, this letter is not intended to be a contract or an agreement to enter into a contract. No binding agreement shall come into existence unless and until a definitive Joint Venture Agreement is executed by all of the parties to be bound thereby.

This is where our thinking stands at the present time. Please review this letter, and then give me a call to discuss your thoughts. When we have reached of agreement-in-principle on these basic issues, we will put together our due diligence schedule and commence more detailed investigation into the transaction.

We look forward to hearing from you, and remain,

Sincerely,

/s/ Sameer Hirji
------------------------
    Sameer Hirji
    President
    Environmental Strategies and Technologies International, Inc.

Hereby Accepted by:

/s/ Robert Horton
------------------------
Mr. Robert Horton
President and CEO
Alchemix Technologies